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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

OXBORO MEDICAL INTERNATIONAL, INC. ANNOUNCES COMPLETION OF RIGHTS OFFERING AND OVERSUBSCRIPTION PERIOD

MINNEAPOLIS, December 3, 1999/PRNewswire/ -- Oxboro Medical International, Inc. (Nasdaq: OMED - news) today announced the termination of its rights offering and the expiration of the oversubscription privilege relating to the offering. The rights offering became effective on September 1, 1999 and ended on October 29, 1999. Under the terms of the offering, each Oxboro shareholder was entitled to purchase two shares of Common Stock and one Warrant for purchase of one additional share of Common Stock of the Company for each share held. Gross proceeds from the sale of Oxboro Common Stock in the rights offering were $549,510.

The oversubscription privilege for the rights offering commenced on November 1 and ended November 30, 1999. Oxboro had 451,216 shares of Common Stock and 225,608 Warrants remaining available for issuance in the oversubscription phase of the offering and received subscriptions exceeding this amount by 142,892 shares and 71,446 Warrants. The securities to be issued following the oversubscription phase will be distributed among the participating subscribers on a pro rata basis. Payments for any subscription amounts not accepted in this phase will be returned to the subscribers and the Company expects to return approximately $178,615 to subscribers. Gross proceeds from sales of the remaining shares of Common Stock and Warrants in the oversubscription phase ended November 30, 1999 were $564,020. Oxboro will issue a total of 890,824 shares of Common Stock and 445,412 Warrants as a result of the rights offering and oversubscription privilege and will have 1,340,336 shares of Common Stock and 441,312 Warrants outstanding following the offering. The Company received total gross proceeds of approximately $1,124,805 in the rights offering, including the exercise of 4,100 Warrants that were purchased in the offering.

Oxboro's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "OMED."

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements," whether in its new releases, its filings with the SEC or in its reports to shareholders, or elsewhere. "Forward-looking statements"are statements such as those contained in projections, plans, objectives, estimates, statements of future economic performance, and assumptions related to any of the foregoing, and may be identified by the use of forward-looking terminology, such as "may," "expect," "anticipate," "estimate," "goal," "continue," or other comparable terminology. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties relating to the Company's future performance that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from those expressed or implied in any such "forward-looking statements." Various factors and risks (not all of which are identifiable at this time) could cause the Company's results, performance or achievements to differ materially from that contained in the Company's forward-looking statements, and investors are cautioned that any forward-looking statement contained herein or elsewhere is qualified by and subject to the warnings and cautionary statements contained above and in its filings with the SEC. The Company does not undertake and assumes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

FOR FURTHER INFORMATION:
Matthew E. Bellin, President
Oxboro Medical International, Inc.
612-755-9516 telephone
612-755-2408 fax